UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2010

XTREME GREEN PRODUCTS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52502	26-2373311
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

5475 Wynn Road, Suite 100
Las Vegas, Nevada 89118
(Address of principal executive offices) (zip code)

(702) 233-4804
(Registrant's telephone number, including area code)

2120 Jadeleaf Ct.,
Las Vegas, Nevada   89134
(Former name or address, if changed since last report)

Copies to:
Louis A. Brilleman, Esq.
110 Wall Street, 11th Floor
New York, New York 10005
Phone: (212) 709-8210
Fax: (212) 943-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On January 28, 2010, Xtreme Green Products Inc. (the “Company”) entered into and consummated the transaction contemplated under a Subscription Agreement with one investor, Byron Georgiou.  Under the terms of the Agreement, the Company agreed to issue 2,500,000 shares of its common stock at $0.40 per share and warrants to purchase an additional 7,500,000 shares in three tranches, as follows: a three year warrant to purchase 2,500,000 shares of common stock at $0.40 per share; a four year warrant to purchase 2,500,000 shares at $0.65 per share; and a five year warrant to purchase 2,500,000 shares of common stock at $0.75 per share.

Half of the securities were issued on January 28, 2010 for a purchase price of $500,000.  The remainder will be issued at a second closing scheduled to occur on March 1, 2010 when the balance of the purchase price will be transferred to the Company.

All securities were and will be issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereunder, as they were issued in reliance on the investor’s representation that he is accredited (as such term is defined in Regulation D), without general solicitation and represented by certificates that were imprinted with a restrictive legend. In addition, the investor was provided with sufficient access to Company information.

In connection with the transaction, Mr. Georgiou was elected to fill an existing vacancy on the Company’s Board of Directors.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1 2010, the Company’s Board of Directors unanimously elected Byron Georgiou to fill an existing vacancy on the Board, which election is to be effective on the date the Company’s Directors and Officers insurance policy goes into effect.

Mr. Georgiou is one of the ten members of the Financial Crisis Inquiry Commission, a bi-partisan commission created under the Fraud Enforcement and Recovery Act of 2009 to examine the causes, domestic and global, of the current financial and economic crisis in the United States.  Mr. Georgiou is President of Georgiou Enterprises, with wide ranging interests including partnerships in several private equity firms; a portfolio of carbon emission reduction projects in China that generate carbon credits under the Kyoto protocol; and environmental cleanup of deep coal mining sites.  Since 2005, Mr. Georgiou has served on the advisory board of the Harvard Law School Program on Corporate Governance.  In addition, since 2000, Mr. Georgiou has been affiliated of counsel to the national law firm of Coughlin Stoia Geller Rudman & Robbins, the world's largest plaintiffs' securities practice, and has had a leadership role in the historic litigations prosecuting financial fraud on behalf of defrauded investors at Enron, WorldCom, Dynegy, AOLTimeWarner, and UnitedHealth.  In 1994, he co-founded and served as President of American Partners Capital Group, concentrating on serving the needs of institutional investors through capital formation programs in a variety of alternative asset categories.  From 1983-1994, he was Managing Partner and co-founder of the San Diego law firm of Georgiou, Tosdal, Levine & Smith, a general civil practice, with emphasis on litigation and appearances before executive and legislative governmental bodies, and representation of labor organizations and their members, including contract negotiations and enforcement for many California public and private sector labor organizations. From 1980-1983, Mr. Georgiou served as Legal Affairs Secretary to California Governor Edmund G. Brown Jr., responsible for litigation by and against the Governor, judicial appointments, liaison with the Attorney General, Judiciary and State Bar, legal advice to the Governor and members of his Cabinet, and exercise of the Governor's powers of extradition and clemency.  Mr. Georgiou served from 1975-1980 in various capacities with the California Agricultural Labor Relations Board.  Mr. Georgiou received his undergraduate degree with Great Distinction from Stanford University, attending on a full Alfred P. Sloan academic scholarship, and his Juris Doctor degree magna cum laude from Harvard Law School.

In connection with his election was granted 5 year options to purchase 150,000 shares at $.50 per share.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial statements of business acquired.

Not applicable.

 (b) Pro forma financial information.

Not applicable.

(c) Exhibits

Exhibit Number	Description
4.1	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xtreme Green Products Inc.

February 2, 2010	By:	/s/ Neil Roth
Neil Roth
Chief Financial Officer